                                                                  RULE 424(b)(3)
                                                         SEC FILE NO.: 333-41683


                         SUNSTONE HOTEL INVESTORS, INC.

                                -----------------

                      SUPPLEMENT NO. 2 DATED MARCH 1, 1999
                      TO PROSPECTUS DATED DECEMBER 17, 1997

     This Supplement No. 2 is a part of and should be read in connection with the prospectus of Sunstone Hotel Investors, Inc., a Maryland corporation, dated December 17, 1997 (the "Prospectus") and Supplement No. 1 to the Prospectus, dated January 23, 1998 ("Supplement No. 1"). Capitalized terms used but not defined in this Supplement No. 2 have the meanings given to them in the Prospectus. This Supplement No. 2 adds Selling Stockholders who were not named in the Prospectus or Supplement No. 1.

     Of the 1,000,000 shares of Common Stock registered for sale under the Prospectus, Selling Stockholders who beneficially own or owned 768,793 shares were named in the Prospectus or in Supplement No. 1, leaving 231,207 shares for which Selling Stockholders were not named. This Supplement No. 2 names additional Selling Stockholders for 59,919 of the 231,207 shares. The following table names the additional Selling Stockholders, the number of shares each stockholder has represented to the Company such stockholder beneficially owns, and the number of shares registered for resale under the Prospectus. To the Company's knowledge all of the shares registered hereunder are being offered for sale by the Selling Stockholders for their own account. None of the figures below for either stockholder individually represents 1% or more of the outstanding Common Stock of the Company.

                                                             Number of Shares
                                    Number of Shares          Registered for
Name of Selling Stockholder        Beneficially Owned         Resale Hereby
---------------------------        ------------------        ----------------
Inns Properties                          50,359                   50,359
OT Hill LLC                             339,109                    9,560
                                        -------                   ------
           TOTAL                        389,468                   59,919


     The Selling Stockholders named above have acquired, or will acquire, the shares of Common Stock listed above pursuant to the redemption of Units of the Partnership. None of the Selling Stockholders named above has had a material relationship with the Company within the past three years other than as a result of the ownership of the Common Shares or other securities of the Company or Units of the Partnership.